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EX 99.1

NuWay Medical Announces NASDAQ Delisting

LAGUNA HILLS, CA - June 9, 2003 /PRNewswire-FirstCall/ -- NuWay Medical, Inc. (NASDAQ: NMED - News) announced today that it has received notification from The Nasdaq Listing Qualifications Panel (the "Panel") that NuWay's request for continued inclusion on The Nasdaq SmallCap Market pursuant to an exception to various Nasdaq MarketPlace Rules has been denied, and that NuWay's common stock will be delisted from Nasdaq as of the opening of business on Tuesday, June 10, 2003. The notification, which NuWay received on June 6, 2003, sets forth the Panel's determination that an exception to the Nasdaq continued listing qualifications would not be granted due to NuWay's failures to timely file periodic reports (including the existing delinquency regarding the required filing of a Form 10-Q for the quarter ended March 31, 2003), to make accurate and timely disclosure of material events, to comply with the minimum shareholders' equity requirement, and to timely file LAS forms. As a separate and additional basis to deny NuWay's request for continued listing, the Panel cited public interest concerns raised by the gravity of the past disclosure violations and its belief of the continued significant participation in NuWay by Mark Anderson, a former consultant, former creditor, and former significant shareholder of NuWay. Nasdaq disclosed to NuWay that Mr. Anderson, who was never an officer or director of NuWay, had a prior criminal record. NuWay had, in fact, cancelled its consulting agreement with Mr. Anderson prior to receiving this disclosure, and his remaining holdings in NuWay were purchased by New Millennium Capital Partners LLC (a company controlled and owned in part by NuWay's president Dennis Calvert), as disclosed in the Form 8-K filed by NuWay on April 10, 2003 (and as amended on May 1, 2003). Mr. Calvert states "Mr. Anderson has absolutely no ability whatsoever to exert any further influence on this company or its management, and has not had so for some time."

NuWay has determined not to appeal the decision of the Panel.

As a result of the public interest concerns cited by the Panel, and because NuWay is delinquent in the filing of its Form 10-Q for the March 31, 2003 quarter, NuWay's common stock will not be immediately eligible to trade on the Over-the-Counter Bulletin Board. NuWay's shares may become eligible if a market maker makes an application to have the shares quoted and such application is approved by Nasdaq. Although NuWay believes such an application will be made, there can be no assurance as to whether, if made, it will be approved. If the shares are not approved for quotation on the OTC Bulletin Board, they will be eligible for quotation on the National Quotation Service Bureau (the "pink sheets").

NuWay plans to file its Form 10-Q for the March 31, 2003 quarter within the next several days, and to file all future reports and make full and accurate disclosure of all information, in each case as and when required by law.

NuWay Medical, Inc. recently began to offer medical and health related technology products and services with an initial focus on the health and information software technology needs of the sports industry. Although its revenue from this line of business has to date been extremely limited, NuWay believes that it will be able to leverage its technological innovations and


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applications,  as well as its marketing and distribution  capabilities,  working with sports teams and sports-related personalities and venues, to deliver value-added products and services to potential customers.

Certain statements in this press release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of NuWay, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ include: the possibility that NuWay's securities will not become eligible for quotation on the OTC Bulletin Board and the effect of NuWay's Nasdaq delisting on the liquidity of NuWay's stock and its ability to raise equity capital. For a more general discussion of other factors that could cause actual results to differ materially from those in the forward-looking statements, please refer to NuWay's Form 10-KSB filed with the SEC on May 23, 2003. NuWay assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact: Devon Blaine, Blaine@pacificnet.net, or Richard M. Goldman, rmgoldman@post.harvard.edu, both of The Blaine Group, +1-310-360-1499, for NuWay Medical, Inc.

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